As filed with the Securities and Exchange Commission on December 3, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

IMMERSION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	94-3180138 (I.R.S. Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(408) 467-1900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Immersion Corporation 2021 Equity Incentive Plan
(Full title of the plan)

Francis Jose
Chief Executive Officer and General Counsel
Immersion Corporation
330 Townsend Street, Suite 234
San Francisco, California 94107
(408) 467-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                        Accelerated filer ☐
Non-accelerated filer ☒                                        Smaller reporting company ☒
                                                       Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	4,380,470	$5.70	$24,990,581.35	$2,316.73

(1)    Represents (i) 3,525,119 shares of common stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), plus (ii) shares that are subject to stock options or other awards granted under the Company’s 2011 Equity Incentive Plan (the “Prior 2011 Plan”) that cease to be subject to such awards after the effective date of the 2021 Plan for any reason other than the exercise, vesting or settlement thereof and, had the award been granted under the 2021 Plan, would have again become available for grant and issuance in connection with subsequent awards under the terms of the 2021 Plan, up to a maximum of 855,351 shares.
(2)    This Registration Statement also covers an indeterminable number of additional shares of Common Stock as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)    Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of shares of Common Stock as reported on the Nasdaq Global Market on November 26, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
    Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Certain Documents by Reference.
The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Immersion Corporation (the “Company”), are incorporated by reference:
(a)Registrant’s Annual Report on Form 10-K (File No. 001-38334) for the fiscal year ended December 31, 2020.
(b)Registrant’s Current Reports on Form 8-K (File No. 001-38334) filed with the Commission on February 11, 2021, March 5, 2021, April 1, 2021, May 17, 2021, July 6, 2021, August 30, 2021 and November 17, 2021.
(c)Registrant’s Quarterly Report on Form 10-Q (File No. 001-38334) for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021.
(d)The description of Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-38334) filed with the SEC on December 27, 2017, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities hereby offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Company’s Amended and Restated Certificate of Incorporation (Exhibit

3.1 to Form 8-K filed on June 7, 2017) and Article VIII of the Company’s Bylaws (Exhibit 3.1 to Form 8-K filed on November 4, 2016) provide for indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.
The Registrant Company has entered into Indemnification Agreements (Form of Indemnity Agreement filed as Exhibit 10.11 to Form S-3/A filed on March 25, 2004) with its officers and directors that will require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.
Item 7.  Exemptions from Registration Claimed.
    Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Form of Immersion Corporation 2021 Stock Incentive Plan.
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Armanino LLP, Independent Registered Public Accounting Firm, with respect to the fiscal year ended December 31, 2020.
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, with respect to the fiscal year ended December 31, 2019.
24.1	Power of Attorney (included on the signature page hereto).

Item 9.  Undertakings.
(a)         The undersigned Registrant hereby undertakes:
(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the third day of December, 2021.

Date:	December 3, 2021	By:	IMMERSION CORPORATION /s/ FRANCIS JOSE
Name: Francis Jose Title: Chief Executive Officer and General Counsel (Principal Executive Officer)
The undersigned officers and directors of Immersion Corporation hereby severally constitute and appoint Jared Smith and Francis Jose, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the third day of December, 2021.

Signature	Title

/s/ FRANCIS JOSE	Chief Executive Officer and General Counsel (Principal Executive Officer)
Francis Jose

/s/ AARON AKERMAN	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Aaron Akerman

/s/ ERIC SINGER	Director
Eric Singer

/s/ SUMIT AGARWAL	Director
Sumit Agarwal

/s/ MARY L. DOTZ	Director
Mary L. Dotz

/s/ WILLIAM C. MARTIN	Director
William C. Martin